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                                   EXHIBIT 4.1

                              CONSULTING AGREEMENT

AGREEMENT, made this 3rd day of January 2002 by and between Coi Solutions, Inc., hereinafter "the Company" and Roger Katen hereinafter the "Consultant".

WHEREAS, the Company desires to obtain Consultant's services in connection with the Company's business affairs and Consultant is willing to undertake to provide such services as hereinafter fully set forth;

AND WHERAS, the Consultant has substantial experience in the areas of financial consulting, the identification and negotiation of mergers and acquisitions and public relations;

                                   WITNESSETH

NOW THEREFORE, the parties agree as follows:

         1. TERM: The term of this Consulting Agreement shall be fore a twelve
(12) month period commencing upon the execution hereof by all parties.

         2. NATURE OF SERVICES: During the term of this Agreement Consultant shall provide, inter alia, the following services and do the following things in a timely manner:

         1. Attend meetings of the Company's Board of Directors of Executive Committee(s) when so requested by the Company.
         2. Attend meeting for and at the request of the Company review, analyze and report on proposed business opportunities
         3. Consult with the Company concerning strategic corporate planning and investment policies, including any revision of the Company's business plan when requested by the Company
         4.       Introduce the Company to strategic partners
         5.       Locate acquisitions for the Company
         6.       Assist in negotiating potential acquisitions and mergers;
         7. Assist in the implements of short term and long term strategic planning as required by the Company;
         8. Implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

(2) IT IS AGREED that the Consultant's services will not include any services that constitute the rendering of legal opinions or performance of work that is in the ordinary purview of a certified public accountant or any work that is the ordinary purview of a registered broker/dealer. Further the Consultant's services will not include anything that would be construed as being in connection with the offer or sale of securities in a capital raising transaction or directly or indirectly promoting or maintaining a market for the Company's securities.

(3) COMPENSATION: The Company agrees to compensate the Consultant as follows: Upon execution of this Agreement, the Company shall issue to Consultant 500,000 shares of the Company's common stock. The shares shall be registered by the Company on a Form S-8 Registration Statement to be undertaken forthwith.


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(4)      LIABILITY OF CONSULTANT: In furnishing the Company with management advice and other services as herein provided, neither Consultant nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors of judgment or for anything except malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this agreement.

                  It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of Company's actions or non-action on the basis of any advice, recommendation or approval of Consultant, its employees or agents.

                  The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers.

         7. CONFIDENTIALITY: During the term of this Agreement, the Company may disclose or make known to the Consultant, and the Consultant may be given access to or may become acquainted with, certain information, trade secrets or both, all relating to or useful in the Company's business or the business of its Affiliates, and which the Company considers proprietary and desires to maintain confidential. The Consultant may be required to assemble certain data in various forms at the direction of the Company. All such information, trade secrets, data and the like, in any and all forms, whether previously existing or prepared by the Consultant, are hereinafter collectively referred to as "Information."


         8. INDEMNIFICATION: The Consultant shall indemnify, defend and hold harmless the Company from and against all claims, losses, costs, damages and expenses, including, without limitation, attorneys' fees and costs, incurred by the Company resulting from or arising in connection with any intentional or willful misconduct by the Consultant arising out of or related to the Consultant's activities under this Agreement. This section shall survive termination of this Agreement regardless of the reason for such termination.

         The Company shall indemnify, defend and hold harmless the Consultant from and against all claims, losses, costs, damages and expenses, including, without limitation, attorneys' fees and costs, incurred by the Consultant resulting from or arising in connection with any intentional or willful misconduct by the Company or any misrepresentation or concealment of a material fact supplied in written materials provided by Company to the Consultant for use in performing the Consultant's duties hereunder. This section shall survive termination of this Agreement regardless of the reason for such termination.


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         9.       BREACH OF CONTRACT: The sole remedy of the Company in respect of any material breach of this Agreement by Consultant shall be to terminate this Agreement upon the giving of five (5) days prior written notice, in which event all unexercised or partially exercised options shall be null and void and of no effect.

         10. INDEPENDENT CONTRACTOR: The Consultant is and shall be an independent contractor and is not and shall not be deemed or construed to be an employee of the Company by virtue of this Agreement. Neither the Consultant nor the Company shall hold the Consultant out as an agent, partner, officer, director, or other employee of the Company in connection with this Agreement or the performance of any of the duties, obligations or performances contemplated hereby and the Consultant further specifically disclaims any and all rights to any equity interest in or a partnership with the Company by virtue of this Agreement or any of the transactions contemplated hereby.

         11. HEADINGS: The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12. SEVERABILITY: If any provision of this Agreement or any other agreement entered into pursuant thereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

         13. NOTICES: All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

                           Company:
                           -------

                           COI Solutions, Inc.
                           C/o Jonathan D. Leinwand, P.A.
                           2500 N. Federal Highway
                           Suite 100
                           Fort Lauderdale, FL 33305

                           Consultant:
                           ----------

                           Roger Katen
                           5935 S University Dr.
                           Davie, FL 33328


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         14.      MISCELLANEOUS:

                  a. All final decisions with respect to consultation, advice and services rendered by Consultant to the Company shall rest exclusively with the Company.
                  b. This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.
                  c. By signing this Agreement, the Company admits to having no prior knowledge of any pending SEC or NASD investigations into the trading of the securities of the Company or the activities of the Company;
                  d. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association; and any arbitration shall be conducted in the city of Fort Lauderdale in the State of Florida.

         IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date set forth above.

                                       COMPANY

                                       COI Solutions, Inc.

                                       By: /s/ Geeta Naipaul-Denton

                                       Name: Geeta Naipaul-Denton

                                       Title: President

                                       CONSULTANT

                                       Roger Katen

                                       By: /s/ Roger Katen